SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 8-K

                              CURRENT REPORT
              Pursuant to Section 13 or 15(d) of the Securities
                           Exchange Act of 1934

        Date of Report (Date of earliest event reported): May 30, 2001


                            SONEX RESEARCH, INC.
              (Exact name of registrant as specified in Charter)

           Maryland                 0-14465              52-1188993
      (State or other           (Commision file         (IRS employer
      jurisdiction of               number)           identification no.)
       incorporation)


                    23 Hudson Street, Annapolis, MD 21401
                   (Address of principal executive offices)

                              (410) 266-5556
             (Registrant's telephone number, including area code)


                                    N/A
         (Former name or former address, if changed since last report)



ITEM 5. - OTHER EVENTS

On May 30, 2001 and June 4, 2001, Sonex Research, Inc. (the "Company") posted the following announcements to shareholders on its website
(www.sonexresearch.com):


                    SCHEDULING OF SHAREHOLDERS MEETING

ANNAPOLIS, MARYLAND, May 30, 2001 - SONEX RESEARCH, INC. (OTC BB "SONX") announced that due to the scheduling in late spring and early summer of progress meetings on current testing projects and involvement in presentations to government and industry to seek funded contracts, this year's annual meeting of shareholders will not be held in June as has been the case for the past few years. The 2001 annual meeting is expected to be held in the fall, although no date has been set at this time.

In mid-May the Company hosted a three-day progress meeting and piston design review for the project engineer from the foreign engine manufacturer which in late March signed an agreement for the first industry development program for the Company's Stratified Charge Radical Ignition (SCRI) combustion technology for diesel engines. After the start of testing next month by the manufacturer on its modern, advanced, multi-cylinder, medium-duty truck diesel engine, Dr. Andrew A. Pouring, Sonex CEO and co-founder, will spend several days at the manufacturer's facility observing testing and reviewing the results to further refine the SCRI piston design.

In late May through the month of June, Sonex has meetings scheduled with several government representatives as a result of follow-up to Dr. Pouring's appearance in March before the House Committee on Armed Services' Subcommittee on Research and Development. One of the topics discussed by Dr. Pouring was the unresponsiveness of the military to the existing directive mandating the elimination of gasoline in favor of JP-5/JP-8 standard military fuels (also referred to as "heavy fuels"), and how Sonex heavy fuel engine (HFE) technology can assist in the implementation of that directive. Recent Sonex HFE projects for military unmanned aerial vehicles were featured in an article appearing in the May 2001 issue of Shephard's Unmanned Vehicles magazine, widely considered the world's leading independent magazine for the unmanned vehicle industry.

Also in June, Dr. Pouring has arranged to visit or host presentations for a number of engine industry firms in regard to funded projects for the SCRI and Sonex Combustion System (SCS) "Low Soot" designs.


                            **********************


                  SONEX TO PERFORM HEAVY FUEL ENGINE CONVERSION

ANNAPOLIS, MARYLAND, June 4, 2001 - SONEX RESEARCH, INC. (OTC BB: SONX) announced that in May it was awarded a four-month contract for approximately $62,000 to modify two small, lightweight, two-stroke, spark-ignited (SI) gasoline engines to start and operate on standard military fuels (also referred to as "heavy fuels") for use in an unmanned aerial vehicle (UAV) being developed by the U.S. Naval Research Laboratory (NRL). UAVs are small, remotely piloted aircraft that conduct short-range tactical reconnaissance.


The contract was issued to Sonex by the Advanced Engineering & Sciences (AES) Division of ITT Industries, a company that provides engineering and manufacturing products and services in many fields, including defense systems and services. ITT's AES Division is a prime contractor to NRL on developmental UAV projects.

The patented Sonex Combustion System (SCS) engine design modifications for heavy fuel operation in two-stroke SI engines consist of a machined cylinder head and combustion chamber insert integrated with a glow plug starting system. The SCS heavy fuel engine conversion aims to maintain the gasoline engine's stock carburetion, intake and exhaust port timing, intake and exhaust systems, ignition system, ignition timing, compression ratio and weight.

Recent Sonex heavy fuel engine projects for military UAVs were featured in an article appearing in the May 2001 issue of Shephard's Unmanned Vehicles magazine, widely considered the world's leading independent magazine for the unmanned vehicle industry.


                          **********************


Each announcement included the following paragraphs:

Sonex Research, Inc., a leader in the field of combustion technology, has its SCS technology protected by numerous patents issued and pending worldwide. The Company is pursuing licensing agreements for the marketing, manufacture and sale of diesel truck engine pistons incorporating its patented technology for the reduction of emissions in vehicular direct injected turbocharged diesel engines, and has conducted demonstration and development programs with some of the world's largest diesel engine manufacturers. Other SCS designs are being used to convert small gasoline engines to heavy fuel use for military and commercial applications.


Caution Regarding Forward-Looking Statements:

This announcement, as well as all publicly disseminated material about the Company, contains information in the form of "forward-looking" statements within the meaning of the Private Securities Litigation Act of 1995 (the "Act"). Such statements are based on current expectations, estimates, projections and assumptions by management with respect to, among other things, trends affecting the Company's financial condition or results of operations and the impact of competition. Such statements are not guarantees of future performance and involve risks and uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company. In order to obtain the benefits of the "safe harbor" provisions of the Act for any such forward-looking statements, the Company cautions shareholders, investors and prospective investors about significant factors which, among other things, have in some cases affected the Company's actual results and are in the future likely to affect the Company's actual results and cause them to differ materially from those expressed in any such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on such forward-looking statements. Shareholders, investors and prospective investors should read this announcement in conjunction with the Company's most recent Annual Report on Form 10-KSB and Quarterly Report on Form 10-QSB.



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




June 4, 2001

SONEX RESEARCH, INC.
Registrant


/s/ George E. Ponticas
----------------------
George E. Ponticas
Chief Financial Officer